Exhibit 19
Oxford Industries, Inc.

AMENDED AND RESTATED
CORPORATE POLICY ON INSIDER TRADING

Effective April 15, 2024

I.POLICY OVERVIEW

The following Insider Trading Policy (“Policy”) describes the standards of Oxford Industries, Inc. (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other companies while in possession of material, nonpublic information. This Policy has been adopted by the Board of Directors (the “Board”) of the Company, effective as of April 3, 2024, and supersedes and replaces the Company’s Amended and Restated Statement of Company Policy Regarding Securities Trades by Company Personnel, which became effective as of February 1, 2007. This Policy is in addition to other Company policies and agreements to which employees, officers and directors are subject, including any confidentiality agreements and the Company’s Code of Conduct.

One of the primary objectives of federal securities laws is to prevent so-called “insider trading.” Simply stated, insider trading occurs when a person uses material, nonpublic information obtained through involvement with a company to make decisions to purchase, sell, give away or otherwise trade in that company’s securities or the securities of other companies, or when a person provides that information to others.

If you have any questions, please contact the Company’s General Counsel before trading Company stock to ensure that this Policy is being complied with.

II.SCOPE OF THIS POLICY

(a)Covered Persons

This Policy applies to all members of the Board and all officers and employees of the Company and its subsidiaries (collectively, “Covered Persons”). Additionally, the Policy applies to those who may be deemed “Related Persons,” consisting of spouses, minor children, and other household members of Covered Persons and those who principally rely on Covered Persons for their financial support regardless of where those persons reside, as well as partnerships, trusts, estates, corporations and other entities controlled by or connected to Covered Persons or in which they have a material financial interest, provided that Related Persons shall not include a professional institutional investment entity in which any such person has such a material financial interest. Because the people and entities listed above are covered by this Policy, Covered Persons will be responsible for Related Persons’ transactions in Company Securities (as defined below) and, in order to maintain compliance with this Policy, Covered Persons should ensure that Related Persons do not acquire or dispose of Company Securities except in accordance with this policy.

The Policy also places further obligations on those who are deemed “Restricted Persons,” which is comprised of (1) members of the Board; (2) Section 16 Officers (described below); (3) employees holding “Sarbanes-Oxley Positions”; (4) individuals identified by the Company’s General Counsel, who, in the normal course of duties, are likely to have regular access to material, nonpublic information; and (5)

certain other employees that the Company may designate from time to time and are notified by the General Counsel that they are “Restricted Persons,” because of their position, responsibilities or their actual or potential access to material information.

(b)Covered Transactions:

Unless otherwise exempted within this Policy, this Policy applies to any and all transactions in the Company’s securities. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. For purposes of the Policy, covered transactions include purchasing or selling common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants (“Company Securities”). This Policy also applies to derivative securities that are not issued by the Company but which relate to Company Securities, such as exchange-traded put or call options or swaps. Transactions include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account, as well as gifts, or other charitable donations, of Company Securities. This Policy similarly applies to transactions in or relating to the securities of other companies with which the Company does or intends to do business, including customers, suppliers or service providers.

It is Company policy not to engage in transactions involving Company Securities in violation of applicable laws.

(c)Directors and Section 16 Officers

Each member of the Board and those officers of the Company designated by the Board to be Section 16 officers of the Company (“Section 16 Officers”) are subject to reporting provisions and restrictions under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”). Members of the Board and the Company’s Section 16 Officers must obtain prior approval of all trades in Company Securities from the Company’s General Counsel as set forth in this Policy, unless otherwise permitted under Section VI below.

III.GENERAL POLICY:

No Covered Persons may purchase or sell, offer to purchase or sell, or make a gift of any Company Securities, whether or not issued by the Company, while in possession of material, nonpublic information about the Company, except as otherwise specified in Section VI of this Policy.

No Covered Persons who know any material, nonpublic information about the Company may communicate that information to (i.e., “tip”) any other person in the Company or outside of the Company, including family members and friends, or otherwise disclose such information without the Company’s authorization, except as required in the performance of regular job duties and only to the extent appropriate confidentiality protections are effective and the disclosure conforms to the Company’s policies relating to confidentiality.

No Covered Persons may purchase, sell or make a gift of any security of any other company while in possession of material, nonpublic information that was obtained in the course of his or her involvement with the Company. No Covered Persons who know of any such material, nonpublic information may communicate that information to, or tip, any other person, or otherwise disclose such information without the Company’s authorization, except as required in the performance of regular job duties and only to the extent appropriate confidentiality protections are effective and the disclosure conforms to the Company’s policies relating to confidentiality.

IV.WHAT IS “MATERIAL” INFORMATION?

Insider trading prohibitions come into play when Covered Persons possess information that is “material.” Materiality involves a relatively low threshold with no bright line test. “Material” information is any information about a company that a reasonable investor would consider important in making an investment decision to transact that company’s securities or would view as significantly altering the total mix of information in the marketplace about that company. If an investor would want to buy or sell securities based in part on the information, the information should be considered material. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of a company’s securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•projections of future earnings or losses or changes in such projections;
•actual earnings and significant changes in financial performance or liquidity;
•proposals, plans or agreements involving mergers, acquisitions or the sale of a company’s assets or subsidiaries;
•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•the development or release of a new product or service;
•significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;
•stock splits, public or private securities/debt offerings or changes in dividend policies or amounts;
•significant changes in senior management;
•actual or threatened litigation or governmental investigations or proceedings, developments in or the resolution of such litigation, investigations or proceedings;
•significant write-downs in assets or increases in reserves;
•impending bankruptcy or financial liquidity problems of a company or its significant business partners;
•cybersecurity risks and incidents, including breaches, that have not been made public; and
•any other events that require filing of a Current Report on Form 8-K with the SEC.

Information may be material whether it is favorable or unfavorable. The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances. When in doubt about whether particular nonpublic information is material, you should presume it is material. If any transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight. If you are unsure whether information is material, you should consult the Company’s General Counsel before making any decisions, or assume that the information is material.

V.WHAT IS “NONPUBLIC” INFORMATION?

Insider trading prohibitions come into play when Covered Persons possess information that is material and nonpublic. Information is considered “nonpublic” if that information has not been broadly and non-exclusively disclosed to the marketplace, such as by widely distributed press release or a filing with the SEC. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Nonpublic information also includes (a) information available to a select group of persons subject to confidentiality obligations to the Company, (b) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated, and (c) information that has been entrusted to the Company on a confidential basis.

Information is considered nonpublic until it has been disseminated in a manner designed to reach investors generally and investors have had enough time to absorb the information. Accordingly, for purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) after one full trading day has taken place following the widespread and non-exclusive public release of the information. For example, if the Company makes an announcement at 9 am ET on a Monday, a Covered Person should not trade in Company Securities until the market opens on Tuesday; but, if the Company makes an announcement at 1 pm ET on a Monday, a Covered Person should not trade in Company Securities until after the market closes on Tuesday. However, if the information released is complex, such as a prospective major financing or other transaction, it may be necessary to allow additional time for the information to be absorbed by investors. In such circumstances, you should consult with the Company’s General Counsel regarding a suitable waiting period before trading. The Company’s General Counsel may also designate and communicate a longer or shorter period that applies to the public release of certain information.

As with questions of materiality, if you are unsure whether information is considered public or nonpublic, you should either consult with the Company’s General Counsel or assume that the information is nonpublic and treat it as confidential.

VI.CERTAIN EXCEPTIONS:

The trading restrictions of this Policy do not apply to the following:

(a)Options. Exercising stock options granted by the Company for cash or the delivery of previously owned Company stock since the Company is the other party to such a transaction. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock, including a sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b)Employee Stock Purchase Plan. The participation in, contribution to, or purchase of shares under the Company’s employee purchase plan (“ESPP”) since the other party to these transactions is the Company. This Policy does apply, however, to any subsequent sale of stock acquired through the ESPP.

(c)Rule 10b5-1 Trading Plans. The trading restrictions in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) that meets the following requirements: (1) it is entered into at a time when the person entering into the plan is not aware of material, nonpublic information and it is entered into good faith by the person and not as part of a scheme to evade the prohibitions of the Exchange Act; (2) once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trading; (3) the plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party; (4) it provides that no trades may occur under the plan until after the expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B) under the Exchange Act, for individuals subject to such requirements; (5) for Covered Persons not subject to the cooling-off period specified in Rule 10b5-1(c)(ii)(B) under the Exchange Act, the plan provides that no trades may occur until a cooling-off period of thirty (30) days after adoption or modification of the 10b5-1 Plan ends; and (6) it otherwise complies with all rules and restrictions required under Rule 10b5-1 under the Exchange Act that may be applicable to the individual entering into the plan. The initiation of, and any modification to, any 10b5-1 Plan will be deemed to be a transaction in Company Securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s Securities under this Policy. No 10b5-1 Plan may be adopted by a Restricted Person during a blackout period (described below) and 10b5-1 Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. Compliance of the 10b5-1 Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Plan are the sole responsibility of the person initiating the 10b5-1 Plan, not the Company or the Company’s General Counsel. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company Securities, even pursuant to a previously approved 10b5-1 Plan. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein. Under certain circumstances, a 10b5-1 Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or have an adverse effect on the Company.

VII.PENALTIES FOR VIOLATING INSIDER TRADING LAWS OR THIS POLICY:

The consequences of insider trading can be severe, both for individuals involved in such unlawful conduct, and their employers and supervisors.

(a)Legal Penalties.

Persons violating insider trading rules (including tipping of material, nonpublic information) may be required to (a) disgorge the profit made or the loss avoided by the trading; (b) pay significant civil or criminal penalties several times the amount of profit gained or loss avoided; and/or (c) serve a jail term of up to 20 years. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

In addition to sanctions against the individual(s) implicated in such a violation, the Company (including supervisors and managers responsible for the person who engaged in illegal trading) may be subject to significant civil or criminal sanctions if they failed to take appropriate steps to prevent illegal trading.

(b)Company-Imposed Sanctions.

Covered Persons who violate this Policy (including as a result of transactions executed by Related Persons (e.g., a Covered Person’s family member or another entity associated with that Covered Person, as detailed above)) may be subject to disciplinary action by the Company, including dismissal for cause.

VIII.REPORTING OF VIOLATIONS

You should also take steps, where appropriate, to prevent persons under your control from trading in Company Securities while in possession of material, nonpublic information. Any insider who violates this Policy or any federal, state or self-regulatory organization rule or law governing insider trading or tipping or knows of any such violation by any other insider, must report the violation immediately to the Company’s General Counsel. Employees will not be disciplined or retaliated against in any way for reporting violations in good faith.

If the Company determines that a violation of this Policy occurred, such individual may be disciplined, including terminated for cause. The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this Policy has been violated. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action before taking disciplinary action. The Company may also report a known or suspected violation to federal or state law enforcement agencies and/or applicable self-regulatory organization.

IX.ADDITIONAL SPECIAL PROHIBITED TRANSACTIONS

Because we believe it is improper and inappropriate for Covered Persons to engage in short-term or speculative transactions involving Company Securities, it is the Company’s policy that all Covered Persons (including an individual’s Related Persons (e.g., a Covered Person’s family member or another entity associated with that Covered Person, as detailed above)) may not engage in any of the following activities with respect to securities of the Company:

(a)Short-Term Trading. Individuals who purchase Company Securities on the open market may not sell any Company Securities of the same class for at least six months (and ideally longer) after the purchase;

(b)Short Sales. With the exception of broker-financed cashless exercises of Company-granted stock options, Company Securities may not be sold short (i.e., selling securities not already owned or, if owned, not delivered within 20 days thereafter);

(c)Trading on Margin. Holding Company Securities in a margin account is prohibited; and

(d)Options Trading. Buying or selling puts or calls or other derivative securities (including publicly traded options) on the Company’s stock or other securities is prohibited.

X.SPECIAL PROCEDURES APPLICABLE TO MEMBERS OF THE BOARD OF DIRECTORS, SECTION 16 OFFICERS AND OTHER RESTRICTED PERSONS

While it is never permissible to trade while in possession of material, nonpublic information, the Company has implemented the following procedures to help prevent inadvertent violations and avoid even the appearance of an improper transaction:

(a)Pre-Clearance of Securities Transactions.

All transactions in Company Securities (including acquisitions, dispositions, transfers, gifts, etc.) to be entered into by members of the Board and by Section 16 Officers (including entering into or modifying a 10b5-1 Plan or a transaction by a Related Person of any such individual) must be pre-cleared in advance by the Company’s General Counsel. This requirement does not apply to transactions made pursuant to a previously established (and pre-cleared) 10b5-1 Plan. In addition, the Company may from time to time require any other Restricted Persons, or any other employees of the Company, to pre-clear any transactions in Company Securities by notifying such persons of the additional requirements.

The General Counsel, on behalf of the Company, is not required to approve any particular plan, contract or instruction intended to comply with the provisions of Rule 10b5-1 under the Exchange Act. Any approvals of such plans, contracts or instructions are discretionary and the failure to approve any such plan, contract or instruction will not create any liability on the part of the Company or the General Counsel.

Regardless of whether pre-clearance is received for a transaction, neither Covered Persons nor Related Persons may trade in Company Securities if they are in actual possession of material, non-public information about the Company.

(b)Blackout Periods.

1.Quarterly Blackout Periods. Restricted Persons (including members of the Board, Section 16 Officers and other individuals designated in accordance with this Policy), including their Related Persons, may not trade in Company Securities during the period commencing seven (7) days prior to the close of each of the Company’s fiscal quarters and ending after the close of market trading on the first full trading day following the Company’s release of financial results for that fiscal quarter (or in the case of the fourth fiscal quarter, financial results for the full year).

2.Additional Blackout Periods. From time to time, the Company may require Restricted Persons, as well as other employees of the Company (or any sub-set of such persons, as deemed appropriate by the Company), to refrain from trading during other specified “blackout” periods (e.g., when significant developments or announcements are anticipated or under other circumstances). Any such additional blackout periods will be communicated to impacted individuals by the Company’s General Counsel or the General Counsel’s designee.

Regardless of whether a blackout period is ongoing or not, neither Covered Persons nor Related Persons may trade in Company Securities if they are in actual possession of material, non-public information about the Company.

XI.AMENDMENT OF THE POLICY

The Company reserves the right to amend this Policy from time to time. If the Policy is amended, the Company will communicate through normal communication channels the substance of any such changes.

Please bear in mind that the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with each Covered Person. Covered Persons should use their best judgment and consult with the General Counsel and their legal and financial advisors, as needed.